Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	William E. Doyle, Jr.
May 4, 2010		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Appoints William E. Doyle, Jr., President, Chief Executive
Officer and Director
CHANTILLY, Va.—(BUSINESS WIRE)— Alliance Bankshares Corporation (NASDAQ:ABVA) today announced that the company’s Board of Directors has appointed William E. Doyle, Jr. as President and Chief Executive Officer of the company and its subsidiary bank, Alliance Bank Corporation. Mr. Doyle was also appointed to the Board of Directors of both organizations.
“In late January, the Board of Directors appointed Bill Doyle as interim CEO of our company. In that role he studied the organization in detail. My fellow directors and I believe his insights and actionable ideas have been very valuable to the board as we move the organization in a different direction. Bill has shown a high degree of leadership and focus during his short association with Alliance. He is deeply committed to our core goal of increasing sustainable shareholder value and we look forward to the future,” said William M. Drohan, Chairman of the Board of Directors.
Mr. Doyle remarked, “Alliance is a well recognized community banking company in the Northern Virginia and Metropolitan Washington, DC region and I am proud to become CEO. As we take appropriate action steps to reposition our company, sustainable shareholder value is the key objective of our long-term business plans. The Bank’s core clients, committed employees, and loyal shareholders all want to see Alliance return to the ranks of high performing banking companies. We have a solid foundation upon which to build and I am looking forward with great enthusiasm to delivering positive results in the future.”
Prior to assuming his interim CEO role at Alliance, Mr. Doyle was most recently President, Chief Executive Officer and an organizing director of Monument Financial Services, LLC from 2008 through 2009, where he led an organizing group in efforts to form a new community bank in the Richmond, Virginia area. Prior to that, Mr. Doyle served as President, Chief Executive Officer and an organizing director of Frontier Community Bank (in organization) in Augusta County, Virginia during 2006 and 2007. Mr. Doyle also served as President, Chief Executive Officer and as a director of Citizens Bancorp of Virginia, Inc. and as President and a director of its subsidiary Citizens Bank & Trust Company in 2004 and 2005, during which time he led the management team and Board of Directors through an evaluation and update of corporate strategies and corporate governance policies and procedures. Mr. Doyle also served as President, Chief Executive Officer and Director of Guaranty Financial Corporation and Guaranty Bank from 2001 to 2004, where he led the successful turnaround of the Company and subsequent merger with Union Bankshares Corporation. Previous community bank experience included serving as Senior Vice President of Retail Banking and Mortgage Banking of The Middleburg Bank from 1997 to 2001. Prior to 1997, Mr. Doyle spent 13 years with Crestar Bank in a variety of line and staff senior leadership roles involving corporate-wide responsibilities in commercial and consumer banking.
Mr. Doyle has served on the Board of Directors of the Virginia Bankers Association Management Services Corporation, the Virginia Bankers Association Benefits Corporation, and Bankers Insurance LLC. Mr. Doyle has also served as a member of the Program Steering Committee of Duke University’s Center for Eating Disorders, as a director of the National Eating Disorders Association (NEDA), on the Board and Executive Committee for the Thomas Jefferson Area United Way, and as a Commissioner for Loudoun County’s Economic Development Commission.
Mr. Doyle holds a Masters degree in Business Administration from Duke University and earned a Bachelor of Science in Business Administration degree from Old Dominion University.
Alliance Bankshares Corporation is a single bank holding company headquartered in Chantilly, Virginia. Its subsidiary, Alliance Bank Corporation, has six full service banking facilities in the greater Washington, D.C. Metropolitan region which cater to small-to-medium sized businesses, professionals, entrepreneurs and families throughout the metropolitan region.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company’s expectations are subject to a number of risks and uncertainties such as changes inpersonnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at www.alliancebankva.com, or by phoning an Alliance office.
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